SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                            Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                        Indianapolis Power & Light Company
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                   (Name of Registrant As Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:

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2)  Aggregate number of securities to which transaction applies:

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3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4)  Proposed maximum aggregate value of transaction:

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5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    1)  Amount Previously Paid:

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    2)  Form, Schedule or Registration Statement No.:

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    3)  Filing Party:

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    4)  Date Filed:

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                                      April 15, 1997



Dear Preferred Shareholder:

     You have been sent a Proxy Statement this year instead of an information statement because the Company is proposing an important initiative that requires your approval. This initiative, which is reflected in the annexed Proxy Statement as Proposal 2, seeks to amend the Articles of Incorporation to remove the limitation on the issuance of unsecured indebtedness. This will provide the Company with more financial flexibility and will enhance its ability to raise capital at a reasonable cost during the next several years.

     Enclosed with this letter are the Notice of Annual Meeting and the Proxy Statement which provides more information on Proposal 2. A copy of IPALCO Enterprises, Inc. 1996 Annual Report, your proxy card and a return envelope are also enclosed.

     It is important that your shares be represented at this meeting and that your vote be registered in favor of Proposal 2. Therefore, I urge you to fill in, date and sign the enclosed proxy and return it as soon as possible.

     Thank you for your interest in our Company's future.

                                   Sincerely,



                                   John R. Hodowal
                                   Chairman of the Board and
                                   Chief Executive Officer

                            PRELIMINARY COPIES
                                    IPL
                     INDIANAPOLIS POWER & LIGHT COMPANY
                            One Monument Circle
                               P.O. Box 1595
                     Indianapolis, Indiana  46206-1595

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY 21, 1997


TO THE SHAREHOLDERS OF
INDIANAPOLIS POWER & LIGHT COMPANY

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Indianapolis Power & Light Company will be held at its principal office, One Monument Circle, Indianapolis, Indiana on Wednesday, May 21, 1997, at 10 o'clock A.M. (Eastern Standard Time), for the following purposes:

    1. To elect sixteen (16) directors to hold office for terms of one year each and until their successors are duly elected and qualified;

    2. To approve an amendment to IPL's Amended Articles of Incorporation to remove the limitation on the issuance of unsecured indebtedness; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Thursday, April 10, 1997, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting and at any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. Whether or not you expect to be present at the meeting, you are urged to fill in, date and sign the enclosed proxy and return it immediately in the accompanying postage guaranteed envelope.

     By order of the Board of Directors.

                                   INDIANAPOLIS POWER & LIGHT COMPANY
                                   By:     BRYAN G. TABLER, Secretary


Indianapolis, Indiana
April 15, 1997

                    INDIANAPOLIS POWER & LIGHT COMPANY
                              PROXY STATEMENT

                             TABLE OF CONTENTS

ANNUAL MEETING INFORMATION . . . . . . . . . . . . . .        1
   Date, Time and Place of Annual Meeting. . . . . . .        1
   Solicitation of Proxies . . . . . . . . . . . . . .        1
   Other Business. . . . . . . . . . . . . . . . . . .        1
   Shareholder Proposals for 1998 Annual Meeting . . .        2

RELATIONSHIP WITH AUDITOR. . . . . . . . . . . . . . .        2

VOTING SECURITIES AND BENEFICIAL OWNERS. . . . . . . .        2
   Beneficial Ownership of the Common Stock of IPALCO
   By Directors, Nominees
   and Executive Officers. . . . . . . . . . . . . . .        3

PROPOSAL 1 - ELECTION OF SIXTEEN DIRECTORS . . . . . .        4

INFORMATION REGARDING THE BOARD OF DIRECTORS . . . . .        6
   Procedure To Propose Nominees For Director. . . . .        6
   Number Of Board Meetings and Attendance . . . . . .        6
   Committees of the Board . . . . . . . . . . . . . .        7
   Compensation Committee Interlocks and Insider
   Participation . . . . . . . . . . . . . . . . . . .        7
   Compensation of Directors . . . . . . . . . . . . .        7
   Certain Business Relationships. . . . . . . . . . .        8

PROPOSAL 2 - APPROVE AMENDMENT TO AMENDED ARTICLES OF
   INCORPORATION TO REMOVE THE LIMITATION ON THE ISSUANCE
   OF UNSECURED INDEBTEDNESS . . . . . . . . . . . . .        8
   Purpose and Effect of Proposed Amendment. . . . . .        8
   Vote Required to Approve Proposed Amendment . . . .       10

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
   COMPENSATION. . . . . . . . . . . . . . . . . . . .       10
   Compensation Policies Relating Generally to Executive
   Officers. . . . . . . . . . . . . . . . . . . . . .       10
          Base Salary. . . . . . . . . . . . . . . . .       10
          Annual Incentive Plan. . . . . . . . . . . .       11
          Long-Term Performance and Restricted Stock
          Incentive Plan . . . . . . . . . . . . . . .       11
   Basis for Chief Executive Officer's Compensation. .       12
   Deductibility of Executive Compensation . . . . . .       12

COMPENSATION OF EXECUTIVE OFFICERS . . . . . . . . . .       13
   Nature and Types of Compensation. . . . . . . . . .       13
   Summary Compensation - Table I. . . . . . . . . . .       14
   Option Exercises - Table II . . . . . . . . . . . .       15
   Performance Graph - Table III . . . . . . . . . . .       16
   Performance Graph . . . . . . . . . . . . . . . . .       17
   Pension Plans . . . . . . . . . . . . . . . . . . .       17
          Pension Plan Table - Table IV. . . . . . . .       17
   Employment Contracts and Termination of Employment
   and Change-in-Control Arrangements. . . . . . . . .       18

FINANCIAL INFORMATION FOR INDIANPOLIS POWER & LIGHT
COMPANY. . . . . . . . . . . . . . . . . . . . . . . .       19

                           PRELIMINARY COPIES
                    INDIANAPOLIS POWER & LIGHT COMPANY

                              PROXY STATEMENT
                              Relating to the
                      Annual Meeting of Shareholders
                              May 21, 1997
                    (Mailed on or about April 15, 1997)


                        ANNUAL MEETING INFORMATION

Date, Time and Place of Annual Meeting

    The information set forth in this Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of Indianapolis Power & Light Company ("IPL") for use at its Annual Meeting of Shareholders to be held May 21, 1997, at 10:00 o'clock A.M. (EST) at the principal office of IPL, One Monument Circle, Indianapolis, Indiana 46204, pursuant to the accompanying Notice of Annual Meeting and at any adjournment of such meeting.

    At the close of business on December 31, 1983, IPL became a subsidiary of IPALCO Enterprises, Inc. (``IPALCO'') and, at that time, all outstanding shares of IPL Common Stock were exchanged for Common Stock of IPALCO and all Common shareholders of IPL became Common shareholders of IPALCO. As a result, IPALCO owns all 17,206,630 outstanding shares of IPL's Common Stock. However, there are currently outstanding 518,985 shares of IPL's Cumulative Preferred Stock.

Solicitation of Proxies

    The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shares represented for any purpose are deemed present for quorum purposes. If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxies will vote the shares represented by the proxy in accordance with the instructions marked. Proxies returned unmarked will be voted in favor of the proposed nominees for director and in favor of the proposed amendment to IPL's Amended Articles of Incorporation. If other matters are properly brought before the meeting, or any adjournment thereof, the enclosed proxy gives discretionary authority to the persons named therein to vote in accordance with their best judgment on such matters. A shareholder executing and delivering the enclosed proxy has the unconditional right to revoke it at any time before the authority granted therein is exercised.

    Under Indiana law, the election of directors will be determined by plurality vote at a meeting where a quorum is present. As a result, the sixteen nominees who receive the greatest number of votes cast for election as directors will be elected as directors of IPL. Broker non-votes and withheld votes will not affect the outcome of the election of directors.

    This solicitation of proxies is being made by IPL and the expenses thereof will be borne by IPL. The principal solicitation is being made by mail. However, additional solicitation may be made by telephone, telegraph or personal contact by officers and other employees of IPL and its subsidiaries, who will not be additionally compensated therefor. IPL expects to reimburse broker-dealers and others for reasonable expenses of forwarding proxy material to beneficial owners.

Other Business

    Management is not presently aware of any business to be presented at the 1997 Annual Meeting other than the election of directors and the proposed amendment to the Amended Articles of Incorporation. The minutes of the Annual Meeting of Shareholders held April 17, 1996 will be presented for approval at the 1997 Annual Meeting; however, such action is not intended to constitute approval or disapproval of any matter referred to in such minutes.

Shareholder Proposals for 1998 Annual Meeting

    If a shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held April 15, 1998, the proposal must be received by the Corporate Secretary not later than December 16, 1997 for inclusion in IPL's proxy or information statement and form of proxy, if applicable.


                         RELATIONSHIP WITH AUDITOR

    Deloitte & Touche LLP (the ``Auditor'') with offices at Market Tower, Suite 3000, 10 West Market Street, Indianapolis, Indiana, has been the auditor for IPL since the year 1952, and was appointed by the Board of IPALCO upon recommendation of the Audit Committee to serve as such during the current year. A representative of the Auditor will be present at the Annual Meeting of Shareholders on May 21, 1997, and will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.


                  VOTING SECURITIES AND BENEFICIAL OWNERS

    On January 15, 1997, IPL had outstanding 17,206,630 shares of Common Stock and 518,985 shares of Cumulative Preferred Stock issued in six (6) separate series. Each share of Cumulative Preferred Stock entitles its owner to two (2) votes, and each share of Common Stock entitles its owner to one
(1) vote upon each matter to come before the meeting. Only shareholders of record at the close of business on Thursday, April 10, 1997, will be entitled to vote at the meeting or at any adjournment thereof.

     On January 15, 1997, the following beneficial owners held more than 5% of a class of IPL's voting securities:


--------------------------------------------------------------------------------------------------------
                        Name and Address of             Amount and Nature               Percent
Title of Class          Beneficial Owner                of Beneficial Ownership         of Class
--------------------------------------------------------------------------------------------------------

Common Stock            IPALCO Enterprises, Inc.        17,206,630 shares<F1>           100%
                        One Monument Circle
                        Indianapolis, IN 46204
--------------------------------------------------------------------------------------------------------------------

<F1>    IPALCO Enterprises, Inc. has sole power to vote and dispose of all shares shown as beneficially owned by it.

    On January 15, 1997, none of the directors, executive officers or nominees for director of IPL beneficially owned equity securities of IPL.


Beneficial Ownership of the Common Stock of IPALCO By Directors, Nominees and Executive Officers

    On January 15, 1997, the following named directors and nominees of IPL, and executive officers of IPALCO and its subsidiaries, including IPL, individually and as a group, beneficially owned equity securities of IPALCO as follows:


-------------------------------------------------------------------------------------------------------------------
                Name of                         Amount and Nature               Percent
Title of Class  Beneficial Owner                of Beneficial Ownership<F1>     of Class<F2>
-------------------------------------------------------------------------------------------------------------------

Common Stock    Joseph D. Barnette, Jr.          16,000 shares <F3>
                Robert A. Borns                  44,409 shares <F3>
                John R. Brehm                    72,674 shares <F4>
                Mitchell E. Daniels, Jr.         18,300 shares <F3>
                Rexford C. Early                 11,642 shares <F3>
                Otto N. Frenzel III              31,200 shares <F3>
                Max L. Gibson                    11,100 shares
                Edwin J. Goss                    14,407 shares <F3>
                Earl B. Herr, Jr.                13,860 shares
                John R. Hodowal                 247,510 shares <F4>
                Ramon L. Humke                  174,533 shares <F4>
                Sam H. Jones                     18,360 shares <F3>
                Andre B. Lacy                    37,806 shares <F5>
                L. Ben Lytle                     12,748 shares
                Michael S. Maurer                11,072 shares
                Andrew J. Paine, Jr.                  0 shares
                Sallie W. Rowland                19,244 shares <F3>
                Thomas H. Sams                   23,001 shares <F3>, <F6>
                Bryan G. Tabler                  15,199 shares <F3>, <F4>
                Gerald D. Waltz                 105,056 shares <F4>
                Other Executive Officers        276,300 shares <F1>, <F4>
                All 27 directors, nominees,
                and executive officers, as
                a group                       1,174,421 shares <F3>, <F4>       2.06%

-------------------------------------------

<F1>    Except as otherwise noted below, each person named in the table has sole voting and investment power with respect to all shares of common stock listed as owned by such person. Shares beneficially owned include shares that may be acquired pursuant to exercise of outstanding options that are exercisable within 60 days as follows:
        Mr. Barnette-9,000; Mr. Borns-12,000; Mr. Brehm-52,500; Mr. Daniels-18,000; Mr. Early-6,000; Mr. Frenzel-18,000; Mr. Gibson-6,000; Mr.
        Goss-12,000; Dr. Herr-12,000; Mr. Hodowal-180,000; Mr. Humke-105,000;
        Mr. Jones-18,000; Mr. Lacy-18,000; Mr. Lytle-12,000; Mr. Maurer-
        9,000; Mrs. Rowland-18,000; Mr. Sams-18,000; Mr. Waltz-55,320; other executive officers-201,750; directors and executive officers as a group-780,570.

<F2>    Percentages less than 1% of total common stock outstanding are not indicated.

<F3>    Includes 43,547 shares owned by or with family members sharing their home and shares held in trust or other arrangements with family members.

<F4>    Includes vested and contingent interests in shares of common stock held by the Trustee in the Thrift Plan (stated in whole shares) of:
        Mr. Brehm-13,522; Mr. Hodowal-29,645; Mr. Humke-7,618; Mr. Tabler-901; Mr. Waltz-36,160; other executive officers-57,624; and all executive officers as a group-145,470.

<F5>    Includes 12,000 shares owned by LDI, Ltd. and 2,700 shares owned by the Lacy Foundation of which Mr. Lacy is a partner and a director, respectively, and 600 shares representing his vested interest in a self-employment retirement plan, totaling 15,300 shares, 11,700 of which he disclaims beneficial ownership.

<F6>    Mr. Sams disclaims beneficial ownership of 1,500 shares of the total shares shown opposite his name.


                PROPOSAL 1 - ELECTION OF SIXTEEN DIRECTORS

     At a meeting held January 28, 1997, the Executive Committee of IPL's Board of Directors nominated 16 nominees for election as directors at its Annual Meeting of Shareholders to be held May 21, 1997 for terms of one year each and until their successors are duly elected and qualified. All nominees, except Andrew J. Paine, Jr., currently are members of the Board and all nominees have consented to serve if elected. The nominees for director and the names, ages, (as of May 21, 1997), job experience and directorships of such nominees are as follows:


Joseph D. Barnette, Jr., 57, Chairman and Chief Executive Officer of Banc One
        Indiana Corporation (a bank holding company) since January, 1993 and Chairman and Chief Executive Officer of Bank One, Indianapolis, NA since October, 1994. Prior to that, Mr. Barnette was President and Chief Executive Officer of Banc One Indiana Corporation (July, 1990 - January, 1993) and President and Chief Executive Officer of Bank One, Indianapolis, NA (January, 1990 - October, 1994). He is a director of IPALCO, IWC Resources Corporation, Indianapolis Water Company and Meridian Insurance Group, Inc. He has been a director of IPL since January, 1993.

Robert A. Borns, 61, Chairman of Borns Management Corporation (real estate owners and managers), Indianapolis, Indiana since 1961, and Chairman of Correctional Management Company L.L.C. since 1996. Mr. Borns serves on numerous boards, including the Board of Trustees of Indianapolis Museum of Art, Indianapolis Symphony Orchestra, Indiana University Foundation and St. Vincent Hospital Advisory Board. He is also a director of IPALCO, Indianapolis Water Company, IWC Resources Corporation, Standard Management Corporation, and of Heritage Partners Management, Inc. He has been a director of IPL since April, 1986 (excluding the period March 15 to August 23, 1993).

Mitchell E. Daniels, Jr., 48, Vice President, Corporate Strategy and Policy,
        Eli Lilly and Company (pharmaceuticals manufacturer), Indianapolis, Indiana. During the period April 1, 1993 to January 6, 1996, Mr. Daniels was President, North American Pharmaceutical Operations of Eli Lilly and Company. Prior to that time, he was Vice President, Corporate Affairs of Eli Lilly and Company and President and Chief Executive Officer of Hudson Institute, Inc. (March, 1987 to August,
        1990). He is a director of IPALCO, Acordia, Inc. and NBD Bank, N.A. and has been a director of IPL since November, 1989.

Rexford C. Early, 62, President of Carlisle Insurance Agency, Inc.,
        Indianapolis, Indiana, a position he has held for more than five years. Mr. Early was Chairman of the Indiana Republican Party from March, 1991 to March, 1993. He is a director of IPALCO and has been a director of IPL since August, 1993.

Otto N. Frenzel III, 66, Chairman, Executive Committee, National City Bank,
        Indiana, Indianapolis, Indiana. Mr. Frenzel has held his present position since January, 1996. For more than 3 years prior to that time, Mr. Frenzel was Chairman of the Board of National City Bank, Indiana. Prior to May, 1992, Mr. Frenzel was Chairman of the
        Board of Merchants National Bank & Trust Company of Indianapolis and Chairman of the Board of Merchants National Corporation. He is a director of IPALCO, National City Corporation, American United Life Insurance Company, Indiana Energy, Inc., Indiana Gas Company, Inc., Indianapolis Water Company, Baldwin & Lyons, Inc. and IWC Resources Corporation. He has been a director of IPL since April, 1977.

Max L. Gibson, 56, President of Majax Corporation (waste consulting firm),
        Terre Haute, Indiana for the past five years. For more than five years prior to his consulting work, Mr. Gibson was President of Victory Services Corporation (waste disposal), Terre Haute, Indiana. He is a director of IPALCO, First Financial Corporation, Terre
        Haute First National Bank and First State Bank, Brazil, Indiana. He has been a director of IPL since August, 1993.

Dr. Earl B. Herr, Jr., 69, Retired. For more than five years prior to his retirement in December, 1992, Dr. Herr was Executive Vice President of Eli Lilly and Company (pharmaceuticals manufacturer), Indianapolis, Indiana. He is a director of IPALCO and Lilly Endowment and has been a director of IPL since April, 1986 (excluding the period March 15 to August 23, 1993).

John R. Hodowal, 52, Chairman of the Board and President of IPALCO and
        Chairman of the Board and Chief Executive Officer of IPL. Except for the Chairmanship of IPL which he assumed in February, 1990, Mr. Hodowal has held his current positions since May, 1989. For some years prior to that time, he was Vice President and Treasurer of IPALCO and Executive Vice President of IPL. He is a director of IPALCO, Bank One, Indianapolis, NA and Anthem Insurance Companies, Inc. He has been a director of IPL since April, 1984.

Ramon L. Humke, 64, Vice Chairman of IPALCO and President and Chief Operating
        Officer of IPL. Prior to February, 1990 when he assumed his present position with IPL, Mr. Humke was President and Chief Executive Officer of Ameritech Services and Senior Vice President of Ameritech Bell Group (September, 1989 - February, 1990) and President and Chief Executive Officer of Indiana Bell Telephone Company (October, 1983 - September, 1989). He is a director of IPALCO, NBD Bank, N.A., LDI Management, Inc. and is Chairman of the Boards of Meridian Mutual Insurance Company and Meridian Insurance Group, Inc. He has been a director of IPL since February, 1990.

Sam H. Jones, 69, President, Indianapolis Urban League, Inc., Indianapolis,
        Indiana. Mr. Jones has held his present position for more than 5 years and serves on numerous educational, social and cultural boards, including the Advisory Board of Indiana University-Purdue University at Indianapolis, Methodist Health Foundation, Board of One Hundred Black Men of Indianapolis and the Administrative Board of Northwest United Methodist Church. He is a director of IPALCO and has been a director of IPL since June, 1983.

Andre B. Lacy, 57, General Partner and Chief Executive of LDI, Ltd. (an industrial and investment limited partnership), Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc., the managing general partner of LDI, Ltd., and Chairman and Chief Executive Officer of all subsidiaries and divisions thereof. He has held his present positions for more than 5 years. He is a director of IPALCO, Tredegar Industries, Inc., Albemarle Corporation, Patterson Dental Co., Herff Jones and The National Bank of Indianapolis. He has been a director of IPL since April, 1987.

L. Ben Lytle, 50, President and Chief Executive Officer, Anthem Insurance Companies, Inc. (insurance and financial services), Indianapolis, Indiana. He served as Chairman from March, 1994 to March, 1996, and has held the remaining positions for more than five years. He is a director of IPALCO, Bank One, Indianapolis, NA and Anthem Insurance Companies, Inc. and its subsidiaries. He has been a director of IPL since April, 1992.

Michael S. Maurer, 54, Chairman of the Board of MyStar Communications
        Corporation (radio station operations), a position he has held for more than five years; Chairman of the Board of IBJ Corporation (newspaper publisher) since December, 1990; Chairman of the Board of The National Bank of Indianapolis since December, 1993. Mr. Maurer is Chair, United Way of Central Indiana. He has been a director of IPALCO and IPL since January, 1993.

Andrew J. Paine, Jr., 59, President and Chief Executive Officer of NBD
        Indiana, Inc. and Executive Vice President of First Chicago NBD Corporation. In his position with NBD Indiana, Inc. he directs the operation of all NBD banks in Indiana. In 1981, Mr. Paine was named Vice Chairman of Indiana National Bank, and was elected Executive Vice President of NBD Bancorp after it acquired INB in 1992. Mr. Paine was named Chief Executive Officer in June, 1994, and Executive Vice President of First Chicago NBD Corporation in 1995. He is a director of Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.

Sallie W. Rowland, 64, Chairman and Chief Executive Officer of Rowland
        Design, Inc. (an architectural, interiors and graphic design firm), Indianapolis, Indiana, positions she has held for more than 5 years. Mrs. Rowland serves on various community boards including The Indianapolis Chamber of Commerce. She is a director of IPALCO, NBD Bank, N.A., Meridian Insurance Group, Inc. and Meridian Mutual Insurance Company. She has been a director of IPL since April, 1988.

Thomas H. Sams, 55, President and Chief Executive Officer, Waldemar
        Industries, Inc. (an investment holding company), Indianapolis, Indiana and an officer of various subsidiary and affiliated corporations thereof. Mr. Sams has held these positions since
        1966. He is a director of IPALCO, NBD Bank, N.A., and Meridian Insurance Group, Inc. He has been a director of IPL since April, 1986.



               INFORMATION REGARDING THE BOARD OF DIRECTORS


Procedure To Propose Nominees For Director

     IPL will accept timely recommendations by shareholders of proposed nominees for director. All such proposals must be received by IPL's Corporate Secretary not later than January 2 of any year for consideration at that year's Annual Meeting of Shareholders. The Executive Committee will review nominees proposed by shareholders in the same manner as other proposed nominees.


Number of Board Meetings and Attendance

     Each director of IPL is elected for a term of one year and until his or her successor is duly elected and qualified. During the year 1996, the Board of Directors of IPL held 11 meetings. Its Executive Committee and Audit Committee held a total of 9 meetings. All directors attended, in the aggregate, more than 75% of the aggregate of Board meetings and assigned committee meetings. On average, directors attended more than 92% of Board and committee meetings held in 1996.

Committees of the Board

     The Board of Directors of IPL has two standing committees, the Executive Committee and the Audit Committee. There is no nominating committee, as such; however, the Executive Committee substantially performs the functions of such committee. It reviews, among other things, the qualifications and suitability of candidates to stand for election to IPL's Board of Directors and recommends nominees to the Board. In addition, the Executive Committee considers and recommends the declaration of dividends and acts on matters when the full Board is not in session. The Executive Committee held six meetings in 1996 and is currently composed of Mr. John R. Hodowal, Chairman, and Messrs. Robert A. Borns, Otto N. Frenzel III, Earl B. Herr, Jr., Ramon L. Humke and Sam H. Jones, members.

     The Audit Committee reviews the scope of the audit, examines the auditor's reports, makes appropriate recommendations to the Board of Directors as a result of such review and examination, and inquires into the effectiveness of the financial and accounting functions and controls. The Audit Committee first approves all non-audit services and gives appropriate consideration to the effect, if any, they may have on the independence of the auditor; except that management advisory and tax services, which do not exceed $50,000 per project or $150,000 in the aggregate per calendar year, may be approved by the Chairman of the Board without such Committee's consent. The Audit Committee held three meetings in 1996 and is currently made up of Mrs. Sallie W. Rowland, Chairman, and Messrs. Rexford C. Early, Edwin J. Goss, Sam H. Jones and Andre B. Lacy, members.


Compensation Committee Interlocks and Insider Participation

     There is no standing Compensation Committee of the Board of Directors of IPL. Mr. John R. Hodowal and Mr. Ramon L. Humke consult with the Compensation Committee of the Board of Directors of IPALCO concerning the base salary component of executive officer compensation. Mr. Frenzel is Chairman, and Messrs. Borns, Herr and Sams are the members of IPALCO's Compensation Committee. However, Mr. Hodowal and Mr. Humke do not participate in discussions with the Compensation Committee with regard to their own compensation. IPL's President and Chief Operating Officer, Mr. Ramon L. Humke, is a member of the Compensation Committee of the Board of Directors of LDI Management, Inc. Mr. Andre B. Lacy is Chairman of the Board, Chief Executive Officer and President of LDI Management, Inc. and is also a director of IPL.

Compensation of Directors

     Non-employee directors serving on the Board of IPL are paid an annual fee of $8,500 plus $450 for each meeting attended; however, directors of IPALCO and its subsidiaries are limited to two annual fees. Non-employee members of the Executive Committee of the Board are paid annual fees of $10,000, but no meeting fees. Members of the Audit Committee of the Board, all of whom are non-employee directors, are paid annual fees of $4,000 plus $450 for each meeting attended. The Chairman of this committee receives an additional fee of $1,500 annually. Members of the Executive and Audit Committees of both IPALCO and IPL are limited to one annual fee. Directors who are also officers of IPL receive no director fees.

Certain Business Relationships

     During 1996, companies associated with Anthem Insurance Companies, Inc. ("Anthem") administered health care programs for IPALCO and its subsidiaries under contracts that involve payments to Anthem aggregating approximately $15 million. Mr. L. Ben Lytle is President and Chief Executive Officer of Anthem.

     IPL maintained a line of credit during 1996 with National City Bank, Indiana ("NCB") of which Mr. Otto N. Frenzel III is Chairman of the Executive Committee. During 1996, the maximum principal amount outstanding at any time on IPL's $30 million line of credit with NCB was approximately $11 million, and IPL had no outstanding balance with NCB as of December 31, 1996.

     IPL maintained a long-term revolving credit facility during 1996 with Bank One, Indianapolis, NA, of which Mr. Joseph D. Barnette, Jr. is Chairman and Chief Executive Officer. IPL did not utilize the credit facility during 1996.

     An unutilized credit line and an unutilized long-term revolving credit facility were also maintained by IPL with First Chicago NBD of which Mr. Ramon L. Humke is a director.

     IPL engaged Rowland Design, Inc. for architectural and design services for certain improvements to IPL's corporate offices located at One Monument Circle. During 1996, IPL paid fees of approximately $93,000 under such agreements. Mrs. Sallie W. Rowland is Chairman and CEO of Rowland Design, Inc.

     IPL engaged Schenkel & Associates, LLC, for consulting services in the areas of community affairs, public relations, and communication, and paid fees of approximately $25,000 during 1996. Mr. Thomas M. Miller, a member of the Board of Directors of IPL prior to his death on July 5, 1996, was a majority owner of Schenkel & Associates, LLC.


           PROPOSAL 2 - APPROVE AMENDMENT TO AMENDED ARTICLES OF
         INCORPORATION TO REMOVE THE LIMITATION ON THE ISSUANCE OF
                          UNSECURED INDEBTEDNESS


Purpose and Effect of Proposed Amendment

     Under Article 6 of IPL's Articles of Incorporation, as amended, (the "Articles"), the holders of IPL's Cumulative Preferred Stock (the "Preferred Stock") have special voting rights with respect to certain matters, including among others the amendment of the Articles to authorize any prior ranking stock, the issuance of Preferred Stock unless certain coverage tests are met, and the issuance of unsecured indebtedness unless certain coverage tests are met.

     Specifically, Article 6(A)(4)(g) provides that the approval of a majority of the Preferred Stock, voting separately as a class, is required for IPL to:

             issue any unsecured notes, debentures or other securities representing unsecured indebtedness, or assume any such unsecured securities, for purposes other than the refunding of outstanding unsecured securities theretofore issued or assumed by the Company or the redemption or other retirement of all outstanding shares of Preferred Stock, if immediately after such issue or assumption, the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the Company and then outstanding (including unsecured securities then to be issued or assumed) would exceed twenty percent (20%) of the aggregate of (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Company, and then to be outstanding and (ii) the capital and surplus of the Company as then to be stated on the books of account of the Company.

     The proposed amendment would remove clause (A)(4)(g) of Article 6 from the Articles of Incorporation and thereby eliminate the special voting rights contained in that clause and enable IPL to incur unsecured indebtedness without a shareholder vote. The amendment is intended to increase the flexibility of the Board of Directors in obtaining financing on the best possible terms for IPL. Historically, IPL's long-term debt financing generally has been accomplished through the issuance of first mortgage bonds (secured debt financing) pursuant to IPL's Mortgage and Deed of Trust (the "Mortgage"). All of the first mortgage bonds issued by IPL pursuant to the Mortgage are secured by a first priority lien on substantially all of IPL's properties. In light of the increasingly competitive pressures in the utility industry and the financial markets, the Board of Directors believes it is in IPL's best interests to have maximum flexibility with respect to obtaining future financing to meet
IPL's needs. The elimination of the provision providing for special voting rights with respect to the issuance or assumption of unsecured indebtedness would provide IPL with the ability to obtain the best terms available in the debt markets. This should result in long-term benefits for all of IPL's shareholders, including the holders of IPL's Preferred Stock.

     Even though the removal of the provision providing for special voting rights would permit IPL to issue a greater amount of unsecured debt, IPL does not have any present intention to issue an aggregate amount of debt greater than it otherwise would be permitted to issue. In other words, the total amount of secured and unsecured debt intended to be issued and outstanding would not exceed the total amount of secured and unsecured debt currently permitted by the Articles and the Mortgage; instead, unsecured debt would become a more significant component of the overall debt of IPL.

     In addition, the adoption of the proposed amendment would not remove all restrictions on IPL's issuance of debt securities. As a regulated utility, the issuance of any securities by IPL would continue to be subject to the prior approval of the Indiana Utility Regulatory Commission (with respect to securities maturing in more than one year) or the Federal
Energy Regulatory Commission (with respect to securities maturing in one year or less). Consequently, although the removal of the provision providing for special voting rights will increase the financial flexibility of IPL by removing a limitation on the amount of unsecured debt that IPL is permitted to issue, it is not intended that the overall debt capacity levels would be increased, and, in any event, the issuance of any debt securities will continue to be reviewed by regulatory agencies.

Vote Required to Approve Proposed Amendment

     Adoption of Proposal 2 requires the affirmative vote of the holders of
(i) a majority of the outstanding common stock and (ii) two-thirds of the outstanding shares of IPL Cumulative Preferred Stock, voting separately as a class. Proxies representing shares held on the record date which are returned duly executed, will be voted, unless otherwise specified, in favor of the proposed amendment to IPL's Amended Articles of Incorporation. Abstentions and broker non-votes will have the effect of a vote against the proposal since the affirmative vote of two-thirds of the outstanding shares is required for approval of the proposed amendment. IPALCO has advised IPL that it intends to vote all of the outstanding shares of common stock of IPL in favor of Proposal 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


                    BOARD COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE COMPENSATION


Compensation Policies Relating Generally to Executive Officers

     The Compensation Committee (``Committee'') of the Board of Directors ("Board") of IPALCO Enterprises, Inc. ("IPALCO"), in consultation with its outside advisor, establishes the compensation policies of IPALCO and its subsidiaries, including IPL, with regard to all officers. The Committee recommends to the Board the adoption or amendment of compensation plans for officers, including the named executive officers. On authority of the full Board, the Committee administers all such plans, including establishing officers' base salary levels, reviewing and approving performance measures and goals for both annual and long-term incentive plans, and approving incentive awards.

     The Committee is made up of four non-employee directors whose philosophy is to attract, retain, and motivate a high quality management team by providing a strong and direct link between IPALCO performance and officer compensation, with a significant portion of total compensation being dependent upon measurable performance objectives. The compensation program for executive and other selected officers had three basic components in 1996: base salary, a performance-based annual incentive plan, and a long-term performance and restricted stock incentive plan. It is the policy of the Committee that the compensation program should directly link executive and shareholder interests.

Base Salary

     The Committee targeted 1996 base salaries for officers, including the named executive officers, at the median level for similar positions within comparably performing utilities, and where such positions are also found in general industry, at a level approximately one-half the difference between the utility industry and general industry medians. The Committee considered the analysis which was provided by the outside advisor that IPALCO salaries are within the median range of comparable utilities and below those of general industry. The Committee also considered both company and individual performance in approving the range of salary increases and the salary for each officer, including the named executive officers. 1996 base salary increases for all officers averaged 4.5%, slightly ahead of the utility industry average, but aligned with IPALCO performance.

     The comparative compensation data for electric utilities used by the Committee were derived from companies with comparable revenues as reported in the annual Edison Electric Institute Executive Compensation Survey. Data for general industry were drawn from five national executive compensation surveys provided by the outside consultant.

Annual Incentive Plan

     The IPALCO Annual Incentive Plan is a performance-based plan which measures company performance in four equally weighted criteria: Net Income, Customer Satisfaction, Productivity, and Budget Compliance. For 1996 only, the Committee amended the Annual Incentive Plan to remove Customer Satisfaction and weigh the remaining performance measures one-third each. The customer survey being used was incapable of measuring management's efforts to improve customer service. For 1997 and beyond, Customer Satisfaction will be measured by an independent broad-based customer survey focusing on service characteristics which customers have stated are important. Target awards are set approximately halfway between general industry and utility medians. Participants in the Plan are approved in advance of the plan year by the Committee. All participants, including the named executive officers, are measured against performance goals which are established by the Committee and announced at the beginning of the year. Goals are set at Threshold, Target, and Maximum levels, with Threshold performance required for any award in each criteria; however, if the Threshold goal for Net Income is not met, no payout is made regardless of the performance in any other criteria. Each performance level is assigned an award value, with interpolation for performance between levels. For named executive officers, performance at Threshold, Target, and Maximum levels respectively warrants a payout of 10%, 22.5%, and 35% of base salary. Factors ranging from .75 to 1.5 are applied to the award percentage based upon the participant's position.

     The Plan permits the reduction or elimination of an award should an individual participant's performance be below expectations. No awards were reduced in 1996.

     For 1996, the Company met the Maximum performance goals in all three performance measures: Net Income, Productivity and Budget Compliance.


Long-Term Performance and Restricted Stock Incentive Plan

     The performance-based restricted stock plan is designed to focus the attention of prospective participants on long-term company objectives and performance. Participation is subject to Committee approval and is limited to key employees (including non-officers) who contribute on a continuing basis to the strategic and long-term growth of the company.

     The Plan continues to measure company performance in Total Return to Shareholders and in Cost Effective Service (net income as a percentage of utility revenues) compared with the performance of a Peer Group of 15 comparable utilities. Criteria for selection of peer companies included revenue size and sources, market-to-book ratio, fuel source, and dividend yield among other criteria. Target awards are set approximately halfway between general industry and utility medians. Conditional restricted stock grants, at Target levels, ranging from 10% to 35% of base salary, are awarded at the beginning of each three-year performance period. Final awards are based upon IPALCO's ranking within the Peer Group over the performance period, with one-third of the shares to be vested during each of the fourth, fifth, and sixth years after the beginning of the performance period. The performance period for Program 1 covers 1995-1997, with final restricted stock awards made July 1, 1998.

     Performance in Total Return to Shareholders and Cost Effective Service continues also to be measured over the four-year performance periods specified in the original Long-Term Incentive Plan for those programs begun prior to 1995. For Program 5, for the years 1992-1995, IPALCO ranked first among peers in Cost Effective Service and sixth among peers in Total Return to Shareholders. Using the schedule specified in the plan for that level of performance, the named executive officers received incentive payments totaling $282,249 in 1996.


Basis For Chief Executive Officer's Compensation

     The Chief Executive Officer's (``CEO'') compensation continues to be directly and explicitly linked to IPALCO performance with consideration given to the Committee's assessment of his individual performance. The Committee thoroughly reviews the CEO's performance, including strategic direction, leadership and management team development, as well as overall company performance. The Committee's review is both subjective and objective. IPALCO performance data used in the incentive plans plus other financial, operational, service, and administrative data are considered.

     Total 1996 compensation for the CEO (including base salary, Annual Incentive Plan payment, and Long-Term Incentive payment and stock associated with the Long-Term Performance and Restricted Stock Incentive Plan), is shown in Table I. His total compensation was slightly above the median of Peer Group CEOs, but was slightly below the median of CEO compensation in comparably high-performing peer companies.

     At Target performance, under the current compensation program, approximately 37% of the CEO's total direct compensation is variable and at risk. During 1996, approximately 43% of the CEO's actual total direct compensation was at risk.


Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code will not permit a public corporation to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to certain top executives, unless that compensation qualifies as "performance based" compensation. This limitation will not impact IPALCO with respect to executive compensation paid in 1996, nor does the Committee believe that this will have an impact in 1997. The Committee continues to review this issue with the present intent to take appropriate steps to ensure the continued deductibility of its executive compensation.

                                        The Compensation Committee of the
                                        Board of Directors of IPALCO
                                        Enterprises, Inc.

                                        Otto N. Frenzel III, Chairman
                                        Robert A. Borns
                                        Earl B. Herr, Jr.
                                        Thomas H. Sams


                    COMPENSATION OF EXECUTIVE OFFICERS

Nature and Types of Compensation

     The two tables that follow on succeeding pages disclose all plan and non-plan compensation awarded to, earned by, or paid to the Chairman of the Board and Chief Executive Officer (``CEO'') and to the four named executive officers other than the CEO who are the most highly compensated key policy-making executive officers of IPL, each of whose total annual salary and bonus exceeded $100,000 for the year 1996. The tables include a Summary Compensation Table (Table I) and an Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Value Table (Table II). No table is presented for Option/SAR Grants in last fiscal year since no stock options were granted during 1996. No table is presented for Long-Term Incentive Plans since the issuance of restricted stock under the Long-Term Performance and Restricted Stock Incentive Plan is included in the Summary Compensation Table (Table I).

                                                SUMMARY COMPENSATION TABLE

                                                                                      Long-Term Compensation
                                                                             --------------------------------------
                                     Annual Compensation                     Awards         Awards      Payouts
                                -----------------------------------------------------------------------------------
                                                              Other                         Securities
                                                              Annual         Restricted     Underlying                  All Other
                                                              Compen-        Stock          Options/    LTIP            Compen-
Name and                                                      sation<F1>     Awards<F2>     SARs<F3>    Payouts<F4>     sation<F5>
Principal Position      Year    Salary ($)     Bonus ($)      ($)            ($)            (#)         ($)             ($)
------------------      ----    ----------     ---------      ----------     -----------    --------    --------        ------

John R. Hodowal         1994    $461,051        $214,566      $ 41,471          -0-         -0-         $ 76,250        $8,955
Chairman & CEO          1995     476,012         206,425        43,721       $491,790       -0-           75,488         8,310
                        1996     515,125         272,370       229,775          -0-         -0-          111,333         6,000

Ramon L. Humke          1994    $382,221        $177,801      $130,141          -0-         -0-         $ 63,646        $8,955
President & COO         1995     394,591         171,120       157,606       $407,700       -0-           62,975         8,310
                        1996     432,812         228,935       200,277          -0-         -0-           92,296         6,000

John R. Brehm           1994    $218,304        $ 67,728      $  3,678          -0-         -0-         $ 25,781        $8,199
Senior Vice President,  1995     225,315          89,513         6,301       $133,050       -0-           24,228         8,310
Finance & Information   1996     236,394          83,253         7,788         -0-          -0-           34,996         6,698
Services

Bryan G. Tabler<F6>     1994    $ 46,157        $ 15,785      $  1,360          -0-         -0-            -0-            -0-
Senior Vice President,  1995     202,931          58,650        14,471       $121,305       -0-            -0-          $5,589
Secretary & General     1996     218,184          76,907        17,077          -0-         -0-         $ 10,651         6,698
Counsel

Gerald D. Waltz         1994    $202,955        $ 62,887      $  4,465          -0-         -0-         $ 26,042        $7,731
Senior Vice President,  1995     201,930          58,353        11,178       $121,530       -0-           24,228         8,310
Electric Delivery       1996     209,792          73,885        12,355          -0-         -0-           32,972         6,000

-------------------------------

<F1>    Represents taxes paid by IPALCO and/or IPL on accrued interest and contributions of principal under the
        Funded Supplemental Retirement Plan (See ``Pension Plans''). Includes $10,227 earned in above market interest on deferred compensation for Mr. Humke for 1996.

<F2>    Restricted common stock awards are valued at the closing market price as of the date of grant.
        Restricted common stock holdings and the value thereof based on the closing price of the common stock at year end are as follows:  Mr. Hodowal - 24,589 shares ($670,050); Mr. Humke - 20,385 shares ($555,491); Mr. Brehm - 6,652 shares ($181,267); Mr. Tabler - 6,067 shares ($165,326);
        and Mr. Waltz - 6,076 shares ($165,571).  Dividends on the restricted common stock are payable to the named officers. Shares awarded in 1995 represent a cumulative 3-year award for years
        1995, 1996, and 1997.  Under the terms of the Plan, no additional shares will be awarded to the named officers before 1998.

<F3>    No options have stock appreciation rights.

<F4>    Payouts shown were made in 1996 for the 4-year LTIP Program ended December 31, 1995.

<F5>    Represents 1996 contributions made by IPL to the Trustee of the Employees' Thrift Plan.

<F6>    Mr. Tabler started his employment on October 1, 1994, and became an officer of both IPALCO and IPL on January 1, 1995.
                                                 TABLE I


                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

                                   AND FY-END OPTION/SAR VALUES

                                                                                Securities              Value of
                                                                                Underlying              Unexercised
                                                                                Unexercised             In-the-Money
                                                                                Options/SARs at         Options/SARs
                                                                                FY-End(#)               FY-End ($)*

                                Shares Acquired                                 Exercisable/            Exercisable/
Name                            On Exercise (#)         Value Realized ($)      Unexercisable           Unexercisable
-------------------             ---------------         ------------------      ------------------      ----------------


John R. Hodowal                 35,000                  $542,485                180,000(e)              $401,701(e)
                                                                                    -0-(u)                   -0-(u)

Ramon L. Humke                  82,500                  $921,385                105,000(e)              $239,013(e)
                                                                                    -0-(u)                   -0-(u)

John R. Brehm                    -0-                       -0-                   52,500(e)              $119,506(e)
                                                                                    -0-(u)                   -0-(u)

Bryan G. Tabler                  -0-                       -0-                     ----                     ----
                                                                                   ----                     ----

Gerald D. Waltz                18,120                   $267,208                 55,320(e)              $193,880(e)
                                                                                    -0-(u)                   -0-(u)
------------------------------
(e)         Exercisable.
(u)         Unexercisable.
*           Based upon year-end closing market price of $27.25 per share of common stock.


                                                             TABLE II

Performance Graph

        The Performance Graph on this page, Table III, plots the total cumulative return that shareholders of IPALCO received (solid line) during the 5-year period ended December 31, 1996, compared with the total cumulative return to shareholders of companies comprising the Standard and Poors 500 Index (solid line with dash) and the Standard & Poor's Electric Companies Index (wavy line). The Graph shows the cumulative total return assuming dividend reinvestment and based upon an initial investment of $100.00. The vertical portion of the Graph indicates the dollar value ranging from $90.00 to $210.00, and the horizontal portion of the Graph is the year, beginning in 1991 and continuing through 1996.

        The points on the Performance Graph are as follows:


          CUMULATIVE TOTAL RETURN ASSUMING DIVIDEND REINVESTMENT


                                1991    1992    1993    1994    1995    1996

     IPALCO                     100     114     119     108     146     165
     S & P 500                  100     108     118     120     165     203
     S & P ELEC COMPANIES       100     106     119     104     136     136

          Source:   Standard and Poor's Compustat Services, Inc.


                                 TABLE III

Performance Graph

     The Performance Graph (Table III) on the preceding page plots the total cumulative return that shareholders of IPALCO received (solid line) during the 5-year period ended December 31, 1996, compared with the total cumulative return to shareholders of companies comprising the Standard and Poor's 500 Index (solid line with dash) and the Standard & Poor's Electric Companies Index (wavy line). The Graph reflects IPALCO's superior return as compared to the electric utility industry and is one of the bases for the Chief Executive Officer's compensation disclosed in the Compensation Committee Report set forth in this Proxy Statement.

Pension Plans

     Table IV below illustrates the combined annual retirement benefits computed on a straight-life annuity basis that are payable under the Base Retirement Plan and the Funded Supplemental Retirement Plan (assuming continuous employment to age 65) to named executive officers having the remuneration and years of service shown.


------------------------------------------------------------------------------------------------------------------

                          PENSION PLAN TABLE <F1>


Remuneration                                      Years of Service
----------------    -----------------------------------------------------------------------------------------------

                  15               20              25              30              35
               --------         --------        --------        --------        --------
$125,000        $ 81,250        $ 81,250        $ 81,250        $ 81,250        $ 81,250
 150,000          97,500          97,500          97,500          97,500          97,500
 175,000         113,750         113,750         113,750         113,750         113,750
 200,000         130,000         130,000         130,000         130,000         130,000
 225,000         146,250         146,250         146,250         146,250         146,250
 250,000         162,500         162,500         162,500         162,500         162,500
 300,000         195,000         195,000         195,000         195,000         195,000
 400,000         260,000         260,000         260,000         260,000         260,000
 450,000         292,500         292,500         292,500         292,500         292,500
 500,000         325,000         325,000         325,000         325,000         325,000
___________________________________


<F1>    This table takes into account the latest Internal Revenue Code Section 415 benefit limitations and Internal Revenue Code Section 401(a)(17) compensation limitation applicable to the Base Retirement Plan. Benefits for both the Base Retirement Plan portion and Funded Supplemental Retirement Plan portion of the combined amounts have been shown without adjustment for income taxes.

                                 TABLE IV
------------------------------------------------------------------------------------------------------------------


     IPL's Employees' Retirement Plan (the ``Base Retirement Plan'') covers all permanent employees with one (1) year of service but excludes directors unless they are also officers. It provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are computed actuarially. The remuneration covered by the Plan includes ``Salary'' but excludes ``Bonus'' and ``Other Compensation,'' annual or otherwise, as those terms are used in the Summary Compensation Table (Table
I). Benefits are calculated on the basis of the highest average annual salary in any 60 consecutive months of employment. Years of service for Pension Plan purposes of named executive officers are as follows: Mr. Hodowal - 28, Mr. Humke - 7, Mr. Brehm - 21, Mr. Tabler - 2, and Mr. Waltz - 36.

     The Funded Supplemental Retirement Plan referred to above is applicable to the named executive officers and, at reduced benefits, to all other officers of IPALCO and IPL. In addition to the Base Retirement Plan and Funded Supplemental Retirement Plan benefits described above, the Funded Supplemental Retirement Plan also provides Mr. Hodowal with a straight-life annuity of $130,000 per year commencing at age 65, which benefit is reduced for early retirement. Contributions and accrued interest credited during 1996 to the accounts of Messrs. Hodowal, Humke, Brehm, Tabler and Waltz amounted to $271,745, $196,824, $7,256, $20,466 and $9,987, respectively
(in addition to the federal, state and local income tax payments reflected in Table I above). Contributions are based on actuarial assessments of benefits projected to accrue to such officers under the Funded Supplemental Retirement Plan upon termination of employment at normal retirement age and at current salary levels.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     IPL has employment contracts with Messrs. Hodowal and Humke which provide for an indefinite term that is convertible into a fixed 3-year term upon notice. Such contracts terminate upon death, total disability or retirement. Should they be terminated without ``cause'' or resign for ``good reason'' (as those terms are defined in the contract--see below), they would continue to receive their Salary, as that term is used in Table I above, for up to 3 years thereafter, less any severance payments received from other agreements.

     All Officers of IPL have Termination Benefits Agreements, dated on or after January 1, 1993. These Agreements provide for payment of severance benefits equal to 299.99% of the last 5 years' average annual Salary (but not exceeding the limits of Internal Revenue Code 280G), if IPL or IPALCO undergoes an ``acquisition of control'' while the agreement is in effect and if, within 3 years after an acquisition of control, any such officer is terminated without ``cause'' or resigns for ``good reason,'' as those terms are therein defined (see below).

     The term ``without `cause''' is defined in the employment contracts and Termination Benefits Agreements discussed above to mean in the absence of fraud, dishonesty, theft of corporate assets or other gross misconduct, as set out in a good faith determination of the Board of Directors. The term ``resign for `good reason''' is defined in the same agreements to mean generally, and subject to lengthy qualifications and amplification, demotion; assignment of duties inconsistent with the officer's status, position or responsibilities; reduction in base salary or failure to grant annual increases commensurate with increases of other officers; relocation of the headquarters of IPALCO or IPL to a location outside Greater Indianapolis; or termination of the executive's participation in, or the existence of, an incentive compensation, insurance or pension program. The term ``acquisition of control'' in such contracts means, generally and subject to lengthy amplification and qualifications therein, acquisition by any person, entity, or group of 20% or more of the combined voting power of the outstanding securities of IPALCO entitled to vote in the election of directors, excluding acquisitions by or from IPALCO or any acquisition by any employee benefit plan of IPALCO or IPL; change in majority membership of the Board of Directors other than by normal succession; certain reorganizations, mergers or consolidations resulting in control of the reorganized, merged, or consolidated entity by persons not previously in control of IPALCO; approval by the shareholders of complete liquidation or dissolution of IPALCO, or of a sale of all or substantially all of its assets to an entity not controlled by directors and holders of voting securities who were directors and holders of voting securities of IPALCO prior to the transaction.

     A Benefit Protection Fund and Trust Agreement (``Fund'') is also in effect to pay litigation expenses in the event it becomes necessary for any officer to enforce the employment contracts and Termination Benefits Agreements above described. The Fund is held in trust by National City Bank, Indianapolis, and at December 31, 1996, the sum of $887,580 was reserved in trust for such expenses.

          FINANCIAL INFORMATION FOR INDIANAPOLIS POWER & LIGHT COMPANY

     Attached hereto as Exhibit "A" are the audited financial statements of IPL. Attached hereto as Exhibit "B" is certain selected financial data for IPL.

     By order of the Board of Directors.

                                        IPALCO ENTERPRISES, INC.
                                        By: BRYAN G. TABLER, Secretary


Indianapolis, Indiana
April 15, 1997

--------------------------------------------------------------------------



EXHIBIT A
---------

            FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
            -------------------------------------------




                  INDEPENDENT AUDITORS' REPORT
                  ----------------------------


To the Board of Directors of Indianapolis Power & Light Company:

We have audited the accompanying balance sheets of Indianapolis Power & Light Company as of December 31, 1996 and 1995, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Indianapolis Power & Light Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.




Deloitte & Touche LLP

Indianapolis, Indiana
January 24, 1997


             INDIANAPOLIS POWER & LIGHT COMPANY

                    Statements of Income
    For the Years Ended December 31, 1996, 1995 and 1994
                                                                  1996             1995             1994
                                                            ---------------  ---------------  ---------------
                                                                             (In Thousands)
OPERATING REVENUES (Note 9):
  Electric                                                  $      724,764   $      673,388   $      649,767
  Steam                                                             37,739           35,818           36,309
                                                            ---------------  ---------------  ---------------
    Total operating revenues                                       762,503          709,206          686,076
                                                            ---------------  ---------------  ---------------
OPERATING EXPENSES:
  Operation:
    Fuel                                                           164,339          169,206          169,756
    Other                                                          137,192          116,428          104,273
  Power purchased                                                   18,365           19,102           19,060
  Purchased steam                                                    7,240            6,680            7,653
  Maintenance                                                       67,768           63,013           68,562
  Depreciation and amortization                                    102,769          100,984           87,028
  Taxes other than income taxes                                     33,363           31,706           30,891
  Income taxes - net (Note 8)                                       68,248           54,499           55,543
                                                            ---------------  ---------------  ---------------
    Total operating expenses                                       599,284          561,618          542,766
                                                            ---------------  ---------------  ---------------
OPERATING INCOME                                                   163,219          147,588          143,310
                                                            ---------------  ---------------  ---------------

OTHER INCOME AND (DEDUCTIONS):
  Allowance for equity funds used during construction                5,967            6,003            4,672
  Other - net                                                       (2,527)          (2,020)          (1,527)
  Income taxes - net (Note 8)                                          982              931              823
                                                            ---------------  ---------------  ---------------
    Total other income - net                                         4,422            4,914            3,968
                                                            ---------------  ---------------  ---------------
INCOME BEFORE INTEREST CHARGES                                     167,641          152,502          147,278
                                                            ---------------  ---------------  ---------------
INTEREST CHARGES:
  Interest on long-term debt                                        43,425           45,656           45,566
  Other interest                                                     3,638            4,728            1,497
  Allowance for borrowed funds used during construction             (3,354)          (5,367)          (4,709)
  Amortization of redemption premiums and expenses on
    debt - net                                                       1,344            1,212            1,101
                                                            ---------------  ---------------  ---------------
    Total interest charges                                          45,053           46,229           43,455
                                                            ---------------  ---------------  ---------------
NET INCOME                                                         122,588          106,273          103,823

PREFERRED DIVIDEND REQUIREMENTS                                      3,182            3,182            3,182
                                                            ---------------  ---------------  ---------------
INCOME APPLICABLE TO COMMON STOCK                           $      119,406   $      103,091   $      100,641
                                                            ===============  ===============  ===============

See notes to financial statements.

               INDIANAPOLIS POWER & LIGHT COMPANY

                         Balance Sheets
                   December 31, 1996 and 1995
---------------------------------------------------------------------------------------------------------
ASSETS                                                                  1996                   1995
---------------------------------------------------------------------------------------------------------
                                                                              (In Thousands)
UTILITY PLANT:
  Utility plant in service (Note 2)                              $      2,763,305       $      2,517,790
  Less accumulated depreciation                                         1,048,492                984,910
                                                                 -----------------      -----------------
      Utility plant in service - net                                    1,714,813              1,532,880
  Construction work in progress                                            63,243                249,249
  Property held for future use                                              9,913                  9,878
                                                                 -----------------      -----------------
      Utility plant - net                                               1,787,969              1,792,007
                                                                 -----------------      -----------------

OTHER PROPERTY -
  At cost, less accumulated depreciation                                    5,799                  4,454
                                                                 -----------------      -----------------

CURRENT ASSETS:
  Cash and cash equivalents                                                 8,840                  9,985
  Accounts receivable (less allowance for doubtful
    accounts - 1996, $907,000 and 1995, $786,000)                           6,710                 55,459
  Receivable from parent                                                    1,182                  1,693
  Fuel - at average cost                                                   30,121                 29,894
  Materials and supplies - at average cost                                 52,027                 56,547
  Prepayments and other current assets                                      9,612                  4,095
                                                                 -----------------      -----------------
      Total current assets                                                108,492                157,673
                                                                 -----------------      -----------------

DEFERRED DEBITS:
  Regulatory assets (Note 4)                                              137,974                142,711
  Miscellaneous                                                            12,166                 11,971
                                                                 -----------------      -----------------
      Total deferred debits                                               150,140                154,682
                                                                 -----------------      -----------------

      TOTAL                                                      $      2,052,400       $      2,108,816
                                                                 =================      =================



See notes to financial statements.


----------------------------------------------------------------------------------------------------------
CAPITALIZATION AND LIABILITIES                                           1996                   1995
----------------------------------------------------------------------------------------------------------
                                                                               (In Thousands)
CAPITALIZATION (See Notes 5 and 6):
  Common shareholder's equity
    Common stock, no par, authorized - 20,000,000 shares,
      issued and outstanding - 17,206,630 shares in 1996,
      17,206,630 shares in 1995                                   $        324,537       $        324,537
    Premium on 4% cumulative preferred stock                                 1,363                  1,363
    Retained earnings                                                      456,349                421,229
                                                                  -----------------      -----------------
      Total common shareholder's equity                                    782,249                747,129
  Cumulative preferred stock (Note 5)                                       51,898                 51,898
  Long-term debt (Note 6)                                                  627,791                669,000
                                                                  -----------------      -----------------
        Total capitalization                                             1,461,938              1,468,027
                                                                  -----------------      -----------------


CURRENT LIABILITIES:
  Notes payable - banks and commercial paper (Note 7)                       34,000                 65,022
  Current maturities and sinking fund requirements (Note 6)                 11,250                 15,150
  Accounts payable and accrued expenses                                     56,537                 73,053
  Dividends payable                                                         21,910                 21,263
  Taxes accrued                                                             19,621                 19,023
  Interest accrued                                                          13,301                 14,324
  Other current liabilities                                                 14,519                 16,092
                                                                  -----------------      -----------------
      Total current liabilities                                            171,138                223,927
                                                                  -----------------      -----------------



DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES:
  Accumulated deferred income taxes - net (Note 8)                         304,854                293,748
  Unamortized investment tax credit                                         47,722                 50,636
  Accrued postretirement benefits (Note 11)                                 23,635                 30,517
  Accrued pension benefits (Note 10)                                        37,283                 31,834
  Miscellaneous                                                              5,830                 10,127
                                                                  -----------------      -----------------
      Total deferred credits and other long-term liabilities               419,324                416,862
                                                                  -----------------      -----------------
COMMITMENTS AND CONTINGENCIES (Note 13)

      TOTAL                                                       $      2,052,400       $      2,108,816
                                                                  =================      =================


See notes to financial statements.

                                       INDIANAPOLIS POWER & LIGHT COMPANY

                                            Statements of Cash Flows
                             For the Years Ended December 31, 1996, 1995 and 1994
                                                                  1996              1995             1994
                                                            ---------------   --------------   ---------------
                                                                              (In Thousands)
CASH FLOWS FROM OPERATIONS:
  Net income                                                $      122,588    $      106,273   $      103,823
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization                                   97,313            99,300           88,371
    Amortization of regulatory assets                               17,680             6,748             -
    Deferred income taxes and investment tax credit adjustme         3,195            (4,564)           2,650
    Allowance for funds used during construction                    (9,321)          (11,370)          (9,381)
    Premiums on redemptions of debt                                 (3,128)           (2,506)          (1,363)
    Change in certain assets and liabilities:
      Accounts receivable                                           49,260            (9,174)           4,869
      Fuel, materials and supplies                                   4,293             6,362           (2,743)
      Accounts payable                                             (16,516)            4,199           17,207
      Taxes accrued                                                    598             2,236           (4,590)
      Accrued pension benefits                                       5,449             4,731            4,563
      Other - net                                                  (17,177)            3,978           19,778
                                                            ---------------   ---------------  ---------------
Net cash provided by operating activities                          254,234           206,213          223,184
                                                            ---------------   ---------------  ---------------
CASH FLOWS FROM INVESTING:
  Construction expenditures                                        (78,543)         (166,874)        (178,295)
  Other                                                            (13,488)          (20,307)         (11,002)
                                                            ---------------   ---------------  ---------------
Net cash used in investing activities                              (92,031)         (187,181)        (189,297)
                                                            ---------------   ---------------  ---------------
CASH FLOWS FROM FINANCING:
  Issuance of long-term debt                                        20,000           110,000          200,000
  Retirement of long-term debt                                     (65,150)          (80,350)         (85,928)
  Short-term debt - net                                            (31,022)           38,622          (63,600)
  Dividends paid                                                   (86,811)          (84,471)         (82,421)
  Other                                                               (365)             (683)          (2,452)
                                                            ---------------   ---------------  ---------------
Net cash used in financing activities                             (163,348)          (16,882)         (34,401)
                                                            ---------------   ---------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                (1,145)            2,150             (514)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                     9,985             7,835            8,349
                                                            ---------------   ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                  $        8,840    $        9,985   $        7,835
                                                            ===============   ===============  ===============




Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest (net of amount capitalized)                    $       45,339    $       46,792   $       40,747
                                                            ===============   ===============  ===============
    Income taxes                                            $       67,979    $       53,049   $       59,129
                                                            ===============   ===============  ===============



See notes to financial statements.

                    INDIANAPOLIS POWER & LIGHT COMPANY

                      Statements of Retained Earnings
           For the Years Ended December 31, 1996, 1995 and 1994
                                                                   1996                1995                1994
                                                             ----------------    ----------------    ----------------
                                                                                  (In Thousands)

RETAINED EARNINGS AT BEGINNING OF YEAR                       $       421,229     $       399,862     $       379,249
NET INCOME                                                           122,588             106,273             103,823
                                                             ----------------    ----------------    ----------------
    Total                                                            543,817             506,135             483,072

DEDUCT:
  Cash dividends declared:
    Cumulative preferred stock - at prescribed
      rate of each series (See Note 5)                                 3,182               3,182               3,182
    Common stock                                                      84,286              81,724              80,028
                                                             ----------------    ----------------    ----------------
    Total                                                             87,468              84,906              83,210
                                                             ----------------    ----------------    ----------------
RETAINED EARNINGS AT END OF YEAR                             $       456,349     $       421,229     $       399,862
                                                             ================    ================    ================


See notes to financial statements.


                 INDIANAPOLIS POWER & LIGHT COMPANY
                 ----------------------------------

                  Notes to Financial Statements
       For the Years Ended December 31, 1996,1995 and 1994
--------------------------------------------------------------------------

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   All the outstanding common stock of Indianapolis Power & Light Company
(IPL) is owned by IPALCO Enterprises, Inc. At December 31, 1996 and 1995, IPL had a receivable, which is due on demand, for advances made to IPALCO.

   Nature of Operations: IPL is engaged principally in providing electric and steam service to the Indianapolis metropolitan area.

   Concentrations of Risk: Substantially all of IPL's business activity is with customers located within the Indianapolis area. In addition, approximately 65% of IPL's employees are covered by collective bargaining agreements.

   Regulation: The retail utility operations of IPL are subject to the jurisdiction of the Indiana Utility Regulatory Commission (IURC). IPL's wholesale power transactions are subject to the jurisdiction of the Federal Energy Regulatory Commission. These agencies regulate IPL's utility business operations, tariffs, accounting, depreciation allowances, services, security issues and the sale and acquisition of utility properties. The financial statements of IPL are based on generally accepted accounting principles, including the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," which gives recognition to the ratemaking and accounting practices of these agencies.

   Revenues: Revenues are recorded as billed to customers on a monthly cycle billing basis. Revenue is not accrued for energy delivered but unbilled at the end of the year. A fuel adjustment charge provision, which is established after public hearing, is applicable to substantially all the rate schedules of IPL, and permits the billing or crediting of estimated fuel costs above or below the levels included in such rate schedules. Actual fuel costs in excess of or under estimated fuel costs billed are deferred or accrued, respectively.

   Authorized Annual Operating Income: Indiana law requires electric utilities under the jurisdiction of the IURC to meet operating expense and income requirements as a condition for approval of requested changes in fuel adjustment charges. Additionally, customer refunds may result if the utilities rolling 12-month operating income, determined at quarterly measurement dates, exceeds the utilities' authorized annual operating income and cannot be offset by applicable cumulative net operating income deficiencies. In such a circumstance, the required customer refund for the quarterly measurement period is calculated to be one-fourth of the excess annual operating income grossed up for federal and state taxes.

   Effective July 1, 1996, IPL's authorized annual electric operating income, for purposes of quarterly operating income tests, is $163 million, as established in an IURC order dated August 24, 1995. This level will be maintained until changed by an IURC order. During 1996, IPL's rolling annual electric operating income was less than the authorized annual operating income at each of the quarterly measurement dates (January, April, July and October). At October 31, 1996, IPL's most recent quarterly measurement date, IPL had a cumulative net operating deficiency of $93 million, of which $63.5 million expires at varying amounts during the five-year period ending September 1, 2000. The operating deficiency is calculated by summing the 20 most recent quarterly measurement period results. As a consequence IPL could, for a period of time, earn above $163 million of electric net operating income without being required to make a customer refund.

   Through the date of IPL's next general electric rate order, IPL is required to file upward and downward adjustments in fuel cost credits and charges on a quarterly basis, based on changes in the cost of fuel, irrespective of its level of earnings.

   Pursuant to an order of the IURC, IPL's authorized annual steam net operating income is $6.2 million, plus any cumulative annual underearnings occurring during the five-year period subsequent to the implementation of the new rate tariffs.

   Allowance For Funds Used During Construction: In accordance with the prescribed uniform system of accounts, IPL capitalizes an allowance for the net cost of funds (interest on borrowed funds and a reasonable rate on equity funds) used for construction purposes during the period of construction with a corresponding credit to income. IPL capitalized amounts using pretax composite rates of 7.3%, 8.5% and 9.5% during 1996, 1995 and 1994, respectively.

   Utility Plant and Depreciation: Utility plant is stated at original cost as defined for regulatory purposes. The cost of additions to utility plant and replacements of retirement units of property, as distinct from renewals of minor items which are charged to maintenance, are charged to plant accounts. Units of property replaced or abandoned in the ordinary course of business are retired from the plant accounts at cost; such amounts plus removal costs, less salvage, are charged to accumulated depreciation. Depreciation is computed by the straight-line method based on functional rates approved by the IURC and averaged 3.4% during 1996 and 3.5% during 1995 and 1994. Depreciation expense for 1996 includes an adjustment to spare parts inventory of $4.5 million resulting from recognition of the impairment in value of excess spare parts. Depreciation expense for 1995 and 1994 includes adjustments to property held for future use of approximately $12.3 million and $3.9 million, respectively. The adjustments in 1995 and 1994 reflect incurred costs of expired regulatory permits and for designing and engineering a future generating station in Patriot, Indiana.

   Sale of Accounts Receivable: In late December 1996, IPL entered into an agreement to sell, on a revolving basis, undivided percentage interests in certain of its accounts receivable, including accounts receivable for KWH delivered but not billed, up to an aggregate maximum at any one time of $50 million. Accounts receivable on the Consolidated Balance Sheets are net of the $50 million interest sold under the IPL agreement at December 31, 1996. The gross amount of receivables sold was $55.6 million, of which $5.6 million was replaced with a receivable from the purchasing party.

   The Financial Accounting Standards Board has issued Statement No. 125 relating to the accounting for transfers of financial assets.
Enterprises anticipates adopting this standard on its effective date of January 1, 1997, and does not expect that it will have a material effect on its financial position or results of operations.

   Regulatory Assets: Regulatory assets represent deferred costs that have been, or that are expected to be, included as allowable costs for ratemaking purposes. IPL has recorded regulatory assets relating to certain costs as authorized by the IURC. Specific regulatory assets are disclosed in Note 4. As of December 31, 1996, all nontax-related regulatory assets have been included as allowable costs in orders of the IURC authorizing IPL to increase customer tariffs except for approximately $10 million in costs for Demand Side Management (DSM) incurred subsequent to January 1995 (see Note 9). IPL is amortizing such regulatory assets to expense over periods authorized by these orders. Tax-related regulatory assets represent the net income tax liability for deferred costs and revenues to be considered in future regulatory proceedings.

   In accordance with regulatory treatment, IPL deferred as a regulatory asset certain post in-service date carrying charges and certain other costs related to its investment in Petersburg Unit 4. As authorized in the 1995 Electric Rate Settlement (see Note 9), IPL, effective September 1, 1995, is amortizing this deferral to expense over a life which generally approximates the useful life of the related facility.

   Also in accordance with regulatory treatment, IPL defers as regulatory assets nonsinking fund debt and preferred stock redemption premiums and expenses, and amortizes such costs over the life of the original debt, or, in the case of preferred stock redemption premiums, over 20 years.

   Derivatives: IPL has limited involvement with derivative financial instruments, and these financial instruments are not used for trading purposes. They are used to manage well-defined interest rate risks as more fully discussed in Note 6.

   Income Taxes: Deferred taxes are provided for all significant temporary differences between book and taxable income. The effects of income taxes are measured based on enacted laws and rates. Such differences include the use of accelerated depreciation methods for tax purposes, the use of different book and tax depreciable lives, rates and in-service dates and the accelerated tax amortization of pollution control facilities. Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting basis of assets and liabilities.

   IPL has recorded as regulatory assets and net deferred tax liabilities, income taxes payable and includable in allowable costs for ratemaking purposes in future years.

   Investment tax credits which reduced federal income taxes in the years they arose have been deferred and are being amortized to income over the useful lives of the properties in accordance with regulatory treatment.

   IPL participates in a tax sharing agreement with the consolidated IPALCO group which allocates taxes as if each company had filed a return on a stand alone basis.

   Statements of Cash Flows - Cash Equivalents: IPL considers all highly liquid investments purchased with original maturities of 90 days or less to be cash equivalents.

   Employee Benefit Plans: Substantially all employees of IPL are covered by a defined benefit pension plan, a defined contribution plan and a postretirement benefit plan.

   The defined benefit pension plan is noncontributory and is funded through two trusts. Additionally, a select group of management employees of IPL are covered under a funded supplemental retirement plan. Collectively, these two plans are referred to as Plans. Benefits are based on each individual employee's years of service and compensation. IPL's funding policy is to contribute annually not less than the minimum required by applicable law, nor more than the maximum amount which can be deducted for federal income tax purposes.

   The defined contribution plan is sponsored by IPL as the Employees' Thrift Plan of Indianapolis Power & Light Company (Thrift Plan).
Employees elect to make contributions to the Thrift Plan based on a percentage of their annual base compensation. IPL matches each employee's contributions in amounts up to, but not exceeding, 4% of the employee's annual base compensation.

   The postretirement benefit plan is sponsored by IPL and provides certain health-care and life insurance benefits to employees who retire from active service on or after attaining age 55 and have rendered at least 10 years of service. This plan is funded through a Voluntary Employee Beneficiary Association (VEBA) Trust. IPL's policy is to fund the annual actuarially determined postretirement benefit cost.

   Long-Lived Assets: Effective January 1, 1996, IPL adopted the provision of Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The adoption of this new standard did not have a material impact on IPL's financial position or results of operations. As competitive factors influence pricing in the utility industry, this opinion may change in the future. The general requirements of SFAS 121 apply to property, plant and equipment of IPL and require impairment to be considered whenever evidence suggests that it is no longer probable that future cash flows are at least equal to the carrying amount of the asset.

   Stock-Based Compensation: Effective January 1, 1996, IPL adopted the provisions of Financial Accounting Standards Board, Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." The accounting requirements of this pronouncement are applicable to all new employee awards granted after the adoption of SFAS 123. The new standard provides for the adoption, at the option of the company, of a fair value method of accounting for stock options and similar equity instruments. IPL has elected to continue to account for such transactions under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of SFAS 123 has no effect on the net income, earnings per share or the cash flows of IPL.

   Use of Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

   Reclassification: Certain amounts from prior years' financial statements have been reclassified to conform to the current year presentation.

2.  UTILITY PLANT IN SERVICE

   The original cost of utility plant in service at December 31, segregated by functional classifications, follows:
                                           1996        1995
-----------------------------------------------------------------
                                            (In Thousands)
Production                              $1,684,705  $1,490,958
Transmission                               235,218     231,410
Distribution                               712,391     676,240
General                                    130,991     119,182
                                        ----------  ----------
     Total utility plant in service     $2,763,305  $2,517,790
                                        ==========  ==========

   Substantially all of IPL's property is subject to the lien of the indentures securing IPL's First Mortgage Bonds.

3.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair value amounts of financial instruments have been determined by IPL, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that IPL could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have an effect on the estimated fair value amounts.

   Cash, Cash Equivalents and Notes Payable: The carrying amount approximates fair value due to the short maturity of these instruments.

   Long-Term Debt, Including Current Maturities and Sinking Fund
Requirements: Interest rates that are currently available to IPL for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The variable rate debt has been included at the face amount for both carrying amount and fair value. The fair value of the interest rate swap agreement has been estimated at $1.2 million and $3.6 million, which represents the amount that IPL would have to pay to enter into an equivalent agreement at December 31, 1996 and 1995, respectively, with a swap counter party. The fair value of the debt outstanding has been determined on the basis of the specific securities issued and outstanding. Accordingly, the purpose of this disclosure is not to approximate the value on the basis of how the debt might be refinanced. At December 31, 1996 and 1995, the carrying amount of IPL's long-term debt, including current maturities and sinking fund requirements, and the approximate fair value are as follows:

                                     1996      1995
-------------------------------------------------------

                                     (In Thousands)
          Carrying amount          $639,041  $684,150
          Approximate fair value   $644,988  $718,229

4.  REGULATORY ASSETS

   The amounts of regulatory assets at December 31, 1996 and 1995, are as follows:

                                                      1996       1995
-----------------------------------------------------------------------
                                                       (In Thousands)

Related to Deferred Taxes (Note 1)                 $  39,175  $  34,178
Postretirement Benefit Costs in Excess of Cash
   Payments and Amounts Capitalized (Note 11)         23,584     30,016
Unamortized Reacquisition Premium on Debt (Note 1) 25,151 22,600 Unamortized Petersburg Unit 4 Carrying Charges
   and Certain Other Costs (Note 1)                   34,005     39,143
Demand Side Management Costs (Note 9)                 13,841     10,853
Other                                                  2,218      5,921
                                                   ---------  ---------
      Total Regulatory Assets                      $ 137,974  $ 142,711
                                                   =========  =========

5.  CAPITAL STOCK

   Common Stock: There were no changes in IPL common stock during 1996, 1995 and 1994.

   Restrictions on the payment of cash dividends or other distributions on common stock and on the purchase or redemption of such shares are contained in the indenture securing IPL's First Mortgage Bonds. In addition, pursuant to IPL's Articles of Incorporation, no dividends may be paid or accrued and no other distribution may be made on the Common Stock unless dividends on all outstanding shares of its preferred stock have been paid or declared and set apart for payment. All of the retained earnings at December 31, 1996, were free of such restrictions.

   Cumulative Preferred Stock of Subsidiary: Preferred stock shareholders are entitled to two votes per share, and if four full quarterly dividends are in default on all shares of the preferred stock then outstanding, they are entitled to elect the smallest number of IPL Directors to constitute a majority. Preferred stock is redeemable solely at the option of IPL and can be redeemed in whole or in part at any time at the call prices stated below.

   Preferred stock consists of the following:

                                  December 31, 1996
                                  -----------------
                                    Shares    Call           December 31,
                                 Outstanding  Price          1996    1995
                                -----------  -------       ------- -------
                                                       (Thousands of Dollars)
Cumulative, $100 Par Value,
  authorized 2,000,000 shares

  4% Series                        100,000  $118.00        $10,000 $10,000
  4.20% Series                      39,000   103.00          3,900   3,900
  4.60% Series                      30,000   103.00          3,000   3,000
  4.80% Series                      50,000   101.00          5,000   5,000
  6% Series                        100,000   102.00         10,000  10,000
  8.20% Series                     199,985   101.00         19,998  19,998
                                   -------                 -------  -------
Total cumulative preferred stock   518,985                 $51,898  $51,898
                                   =======                 =======  =======

Variable class, Par Value undetermined,
  authorized 3,000,000 shares, none issued


6.  LONG-TERM DEBT

   Long-term debt consists of the following:
                                                        December 31,
                                                      ----------------
                                                       1996     1995
                                                     --------  --------
    Series            Due                          (Thousands of Dollars)
    ------           -----
  First Mortgage Bonds:
     5 1/8%    April 1996 (redeemed April 1996)      $     -   $ 15,000
     5 5/8%    May 1997                                11,250    11,400
     6.05%     February 2004 (issued February 1994)    80,000    80,000
     8%        October 2006                            58,800    58,800
     7 3/8%    August 2007                             80,000    80,000
     6.10% *   January 2016                            41,850    41,850
     5.40% *   August 2017                             24,650    24,650
     9 5/8%    June 2019 (redeemed December 1996)          -     50,000
     7.45%     August 2019                             23,500    23,500
     5.50% *   October 2023                            30,000    30,000
     7.05%     February 2024 (issued February 1994)   100,000   100,000
     6 5/8% *  December 2024 (issued February 1995)    40,000    40,000
  Unamortized discount - net                           (1,009)   (1,050)
                                                     --------  --------
     Total first mortgage bonds                       489,041   554,150

  Variable Series Notes *
     1991      August 2021                             40,000    40,000
     1994A     December 2024 (issued December 1994)    20,000    20,000
     1995B     January 2023 (issued October 1995)      40,000    40,000
     1995C     December 2029 (issued December 1995)    30,000    30,000
     1996      November 2029 (issued November 1996)    20,000       -
  Current maturities and sinking fund requirements    (11,250)  (15,150)
                                                     --------  --------
     Total long-term debt                            $627,791  $669,000
                                                     ========  ========

* Notes are issued to the city of Petersburg, Indiana (City), by IPL to secure the loan of proceeds from various tax-exempt instruments issued by the City.

   IPL redeemed the $33.2 million, 7.4% Series, the $19.75 million, 7 1/8% Series and the $25.2 million, 7.65% Series First Mortgage Bonds in March 1994; the $40.0 million, 10 5/8% Series in March 1995; and the $40.0 million, 9 5/8% Series in December 1995.

   The Series 1991 note provides for an interest rate which varies with the tax-exempt commercial paper rate. The 1994A, 1995B, 1995C and 1996 notes provide for an interest rate which varies with the tax-exempt weekly rate. IPL, at its option, can change the interest rate mode for these notes to be based on other short-term rates. Additionally, the variable rate notes can be converted into long-term fixed interest rate instruments by the issuance of an IPL First Mortgage Bond. The notes are classified as long-term liabilities because IPL maintains long-term credit facilities supporting these agreements which were unused at December 31, 1996.

    The average interest rates and the year-end interest rates for the variable rate notes are as follows:

                   Average Interest Rate for     Interest Rate at
                  the Year Ended December 31,      December 31,
                          1996     1995             1996   1995
------------------------------------------------------------------

      Series 1991        3.53%    3.91%           3.47%   3.72%
      Series 1994A       3.53%    3.94%           4.10%   5.10%
      Series 1995B       5.21%    5.14%           5.21%   5.21%
      Series 1995C       3.52%    4.41%           4.10%   5.10%
      Series 1996        3.72%      --            4.05%     --

   In conjunction with the issuance of the 1995B note, IPL entered into an interest rate swap agreement. Pursuant to the swap agreement, IPL will pay interest at a fixed rate of 5.21% to a swap counter party and will receive a variable rate of interest in return, which is identical to the variable rate payment made on the 1995B note. The result is to effectively establish a fixed rate of interest on the 1995B note of 5.21%.

   There are no maturities or sinking fund requirements on long-term debt for the five years subsequent to December 31, 1996, other than as shown in the balance sheet for December 31, 1996.

7.  LINES OF CREDIT

   IPL has committed lines of credit with banks of $100 million at December 31, 1996, to provide loans for interim financing and also require the payment of commitment fees. These lines of credit, based on separate formal and informal agreements, have expiration dates ranging from January 31, 1997, to December 31, 1997. Lines of credit used to support commercial paper were $20 million at December 31, 1996. IPL has a Liquidity facility in the amount of $150 million to support certain floating rate tax-exempt facilities (see Note 6). IPL has an uncommitted line of credit with a bank in the amount of $25 million which does not require the payment of a commitment fee. At December 31, 1996, $11 million was unused. The weighted average interest rate on notes payable and commercial paper outstanding was 6.16% and 5.80% at December 31, 1996 and 1995, respectively.

8.  INCOME TAXES

   Federal and state income taxes charged to income are as follows:

                                                1996      1995      1994
-------------------------------------------------------------------------
                                                    (In Thousands)
Operating Expenses:
  Current income taxes:
    Federal                                    $56,676   $51,331   $45,919
    State                                        8,378     7,732     6,919
                                               -------   -------   -------
      Total current taxes                       65,054    59,063    52,838
                                               -------   -------   -------

    Deferred federal income taxes                6,507    (1,748)    4,896
    Deferred state income taxes                   (398)      309     1,077
                                               -------   -------   -------
      Total deferred  income taxes               6,109    (1,439)    5,973
                                               -------   -------   -------

Net amortization of investment credit           (2,915)   (3,125)   (3,268)
                                               -------   -------   -------
    Total charge to operating expenses          68,248    54,499    55,543
Net credit to other income and deductions         (982)     (931)     (823)
                                               -------   -------   -------
Total federal and state income tax provisions  $67,266   $53,568   $54,720
                                               =======   =======   =======

    The provision for federal income taxes (including net investment tax credit adjustments) is less than the amount computed by applying the statutory tax rate to pretax income. The reasons for the difference, stated as a percentage of pretax income, are as follows:

                                             1996     1995     1994
-------------------------------------------------------------------------
Federal statutory tax rate                   35.0%    35.0%    35.0%
Effect of state income taxes                 (1.5)    (1.8)    (1.8)
Amortization of investment tax credits       (1.5)    (2.0)    (2.1)
Removal cost adjustments                        -     (1.7)    (0.8)
Other - net                                  (0.7)    (1.0)    (0.8)
                                             ----     ----     ----
  Effective tax rate                         31.3%    28.5%    29.5%
                                             ====     ====     ====

    The significant items comprising IPL's net deferred tax liability recognized in the balance sheets as of December 31, 1996 and 1995, are as follows:

                                              1996        1995
----------------------------------------------------------------------
                                                (In Thousands)
Deferred tax liabilities:
  Relating to utility property                $376,121   $366,801
  Other                                         19,200     14,666
                                              --------   --------
      Total deferred tax liabilities           395,321    381,467
                                              --------   --------
Deferred tax assets:
  Relating to utility property                  28,298     24,934
  Investment tax credit                         29,156     30,936
  Employee Benefit Plans                        15,396     14,724
  Unbilled revenue                              10,517     11,157
  Other                                          7,100      5,968
                                              --------   --------
      Total deferred tax assets                 90,467     87,719
                                              --------   --------
Net deferred tax liability                    $304,854   $293,748
                                              ========   ========

9.  RATE MATTERS

   Electric Rate Settlement Agreement: On August 24, 1995, the IURC issued an order approving without amendment a Stipulation and Settlement Agreement (Settlement Agreement) resolving all issues in IPL's then pending electric general rate proceeding.

   As provided for by the Settlement Agreement, IPL increased its basic rates and charges for retail electric service in two steps. It is estimated that these increases will provide the following additional annual revenues:

   Step 1 - $35,000,000 on September 1, 1995

   Step 2 - $25,000,000 on July 1, 1996

   Effective with the implementation of new tariffs in Step 1, IPL was authorized to begin amortization of certain regulatory assets.
Additionally, IPL's existing depreciation rates were reapproved.

   Under terms of the Settlement Agreement, IPL will not seek another general increase in its basic rates and charges until after July 1, 1997, except in the event of an emergency. IPL also has agreed not to file a request to build any large, base-load generating capacity before January 1, 2000. This provision can be waived in extreme circumstances. In addition, the parties agreed to, and subsequently resolved, pending litigation involving IPL's Clean Air Act compliance plan.

   Steam Rate Order: By an order dated January 13, 1993, the IURC authorized IPL to increase its steam system rates and charges over a six-year period. Accordingly, IPL will implement new steam tariffs designed to produce estimated additional annual steam operating revenues as follows:

                                 Additional
                                   Annual
               Year               Revenues
               ----             -----------
          January 13, 1997      $ 2,384,000
          January 13, 1998          370,000

   Demand Side Management Program: In compliance with an order dated September 8, 1993, IPL is deferring certain approved DSM costs and carrying charges. In the Settlement Agreement approved by the IURC on August 24, 1995, IPL was authorized to amortize $5.3 million of such costs deferred prior to February 1995, over a four-year period beginning September 1, 1995. On December 19, 1996, IPL filed a petition with the IURC requesting review, modification and/or termination of, and related regulatory treatment for, DSM programs approved in the order dated September 8, 1993.


10.  EMPLOYEE PENSION BENEFIT PLANS

   Pension expense is comprised of the following components:

                                                   1996     1995     1994
--------------------------------------------------------------------------
                                                     (In Thousands)

Service cost--benefits earned during the period  $ 6,482  $ 6,375  $ 7,832
Interest cost on projected benefit obligation     16,335   15,348   15,358
Actual (return) loss on plan assets              (23,307) (29,529)  10,366
Net amortization and deferral                      5,758   13,499  (27,297)
                                                 -------  -------  -------
  Net periodic pension cost                        5,268    5,693    6,259
  Less:
    Amount allocated to related parties              121       98       79
                                                 -------  -------  -------
IPL net periodic pension cost                      5,147    5,595    6,180
  Less amount capitalized                          1,061    1,199    1,365
                                                 -------  -------  -------
Amount charged to expense                        $ 4,086  $ 4,396  $ 4,815
                                                 =======  =======  =======

   A summary of the Plans' funding status at its October 31, 1996 plan year-end, evaluation date and the amount recognized in the balance sheets at December 31, 1996 and 1995, follows:

                                                       1996        1995
---------------------------------------------------------------------------
                                                       (In Thousands)
Actuarial present value of benefit obligations:
  Vested benefit obligation                         $(173,654)  $(148,124)
  Nonvested benefit obligation                        (32,705)    (27,883)
                                                    ---------   ---------
Accumulated benefit obligation                       (206,359)   (176,007)
                                                    =========   =========

  Projected benefit obligation                       (229,937)   (223,137)
  Plan assets at fair value                           235,250     220,978
                                                    ---------   ---------
Funded status--plan assets less than projected
  benefit obligation                                    5,313      (2,159)
  Unrecognized net gain from past experience
      different from that assumed                     (36,126)    (30,174)
  Unrecognized past service costs                       8,132      14,495
  Unrecognized net asset at January 1, 1987, being
      amortized over an original life of 18.9 years   (12,583)    (13,996)
  Adjustment required to recognize minimum liability   (2,019)          -
                                                    ---------   ---------
Net accrued pension benefits included in other
  long-term liabilities at December 31              $ (37,283)  $ (31,834)
                                                    =========   =========

   Approximately 41% of the Plans' assets were in equity securities at October 31, 1996, with the remainder in fixed income securities.

   Assumptions used in determining this information were:

                                                   1996    1995    1994
-------------------------------------------------------------------------
Discount rate                                      7.50%   7.50%   8.00%
Rate of increase in future compensation levels     5.10%   5.10%   6.10%
Expected long-term rate of return on assets        8.00%   8.00%   8.00%


11.  EMPLOYEE POSTRETIREMENT BENEFIT PLAN


     Postretirement  benefit  expense  is  comprised  of  the   following
components:

                                                                   1996     1995     1994
------------------------------------------------------------------------------------------
                                                                      (In Thousands)
Service cost -- benefits earned during the period                $ 3,891  $ 3,855  $ 5,051
Interest cost on accumulated postretirement benefit obligation    10,450   10,796   11,052
Actual (return) loss on plan assets                                1,280     (319)    (435)
Net amortization and deferral                                      2,233    4,661    5,740
                                                                 -------  -------  -------
  Net periodic postretirement benefit cost                        17,854   18,993   21,408
  Less:
    Amount capitalized                                             3,511    3,891    4,464
    Regulatory asset deferral                                         -     6,978   12,289
                                                                 -------  -------  -------
Amount charged to expense                                        $14,343  $ 8,124  $ 4,655
                                                                 =======  =======  =======

   Also, during 1996 and 1995, IPL expensed postretirement regulatory asset amortization of $6.4 million and $2.1 million, respectively.

   A summary of the retiree health-care and life insurance plan's funding status, and the amount recognized in the balance sheets at December 31, 1996 and 1995, follows:

                                                                  1996        1995
-------------------------------------------------------------------------------------
Actuarial present value of accumulated postretirement              (In Thousands)
    benefit obligation:
    Retirees                                                   $ (62,856)  $ (60,442)
    Fully  eligible  active plan  participants                   (21,314)    (20,645)
    Other active plan participants                               (61,879)    (61,055)
                                                               ---------    --------
Total                                                           (146,049)   (142,142)
    Plan assets at fair value                                     49,274      29,800
                                                               ---------    --------
Funded status--accumulated postretirement benefit obligation
    in excess of plan assets                                     (96,775)   (112,342)
    Unrecognized  net  gain  from past experience  different
    from that assumed                                            (24,354)    (21,761)
    Unrecognized net obligation at January 1, 1993, being
        amortized over an original life of 20 years               97,494     103,586
                                                               ---------   ---------
Net accrued postretirement benefit cost included in
    deferred liabilities at December 31                        $ (23,635)  $ (30,517)
                                                               =========   =========


   IPL has expensed its nonconstruction related postretirement benefits costs associated with its regulated steam business and, subsequent to August 1995, with its regulated electric business. IPL's electric business postretirement benefit costs incurred prior to September 1, 1995, net of amounts capitalized for construction and benefits paid to participants, were deferred as a regulatory asset on the balance sheets. The Settlement Agreement approved the amortization to operating expense of this regulatory asset over five years beginning September 1, 1995.
The annual amortization is $6.4 million. IPL funds its annual postretirement benefit costs in excess of actual benefits paid to participants to an irrevocable VEBA Trust. Annual funding is discretionary and is based on the projected cost over time of benefits to be provided to covered persons consistent with acceptable actuarial methods. The VEBA Trust provides for full funding of IPL's accumulated postretirement benefit obligation in the event of certain change of control transactions. During 1996 and 1995, IPL contributed $20.8 million and $18.5 million, respectively, of these costs to the VEBA.

   Plan assets consist of the cash surrender value of life insurance policies on certain active and retired employees.

   The assumed health-care cost trend rate used in measuring the accumulated postretirement benefit obligation is 8.8% for 1997, gradually declining to 4.5% in 2003. A 1% increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation, as of December 31, 1996, by approximately $20.8 million and the combined service cost and interest cost for 1996 by approximately $2.5 million.

   Assumptions used in determining the information above were:

                                                   1996    1995   1994
------------------------------------------------------------------------
Discount rate                                      7.50%   7.25%  8.00%
Rate of increase in future compensation levels     5.10%   5.10%  6.10%
Expected long-term rate of return on assets        8.00%   8.00%  8.00%

12.  OTHER EMPLOYEE BENEFIT PLANS

   IPL's contributions to the Thrift Plan, net of amounts allocated to related parties were $3.4 million, $3.2 million and $3.3 million in 1996, 1995 and 1994, respectively.

13.  COMMITMENTS AND CONTINGENCIES

   In 1997, IPL anticipates the cost of its construction program to be approximately $86 million.

   IPL is involved in litigation arising in the normal course of business. While the results of such litigation cannot be predicted with certainty, management, based upon advice of counsel, believes that the final outcome will not have a material adverse effect on the financial position and results of operations. With respect to environmental issues, IPL has ongoing discussions with various regulatory authorities and continues to believe that IPL is in compliance with its various permits.


14.  QUARTERLY RESULTS (UNAUDITED)

    Operating results for the years ended December 31, 1996 and 1995 by quarter, are as follows (in thousands):

                                                   1996
                              -----------------------------------------------

                             March 31     June 30   September 30  December 31
                             --------     -------   ------------  -----------

Operating revenues           $196,446     $177,621    $205,672    $182,764
Operating income             $ 44,844     $ 36,122    $ 51,163    $ 31,090
Net income                   $ 35,880     $ 26,980    $ 39,632    $ 20,096

                                                   1995
                             ------------------------------------------------
                             March 31     June 30   September 30  December 31
                             --------     -------   ------------  -----------

Operating revenues           $175,518     $159,652    $199,873    $174,163
Operating income             $ 38,278     $ 30,405    $ 50,802    $ 28,103
Net income                   $ 27,612     $ 20,111    $ 40,598    $ 17,952

   The quarterly figures reflect seasonal and weather-related fluctuations which are normal to IPL's operations. Colder weather was experienced in the first and second quarters of 1996 as compared to the same periods in 1995. In addition, during the fourth quarter of 1995, IPL expensed approximately $12.3 million of property held for future use. See Note 9 regarding rate increases.


EXHIBIT B
---------
                  SELECTED FINANCIAL DATA
                  -----------------------

(In Thousands)                                1996            1995            1994            1993            1992
-----------------------------------------------------------------------------------------------------------------------
Total operating revenues                $      762,503  $      709,206  $      686,076  $      664,303  $      633,203
Operating income                               163,219         147,588         143,310         142,368         134,240
Allowance for funds used
  during construction                            9,321          11,370           9,381           5,527           5,081
Income applicable to
  common stock                                 119,406         103,091         100,641          99,584          89,876
Utility plant - net                          1,787,969       1,792,007       1,711,772       1,608,871       1,532,964
Total assets                                 2,052,400       2,108,816       2,000,380       1,870,306       1,763,246
Construction expenditures                       78,543         166,874         178,295         145,765         112,037
Common shareholder's equity                    782,249         747,129         725,762         705,149         682,413
Nonredeemable cumulative
  preferred stock                               51,898          51,898          51,898          51,898          51,898
Long-term debt (less current
  maturities and sinking
  fund requirements)                           627,791         669,000         654,121         532,260         540,641



See financial statements.


[form of proxy/instruction card]

                    INDIANAPOLIS POWER & LIGHT COMPANY

This Proxy/Instruction Card is solicited on Behalf of the Board of Directors

        The undersigned hereby appoints John R. Hodowal and Bryan G. Tabler as Proxies, each with the power of substitution, and authorizes them to represent and vote as designated below, all the shares of Indianapolis Power & Light Company cumulative preferred stock held of record by the undersigned on April 10, 1997, at the annual meeting of the shareholders to be held
May 21, 1997, or at any adjournment thereof, with respect to the matter(s) set forth below.

1. Election of Sixteen Nominees for Director, namely: Joseph D. Barnette, Jr., Robert A. Borns, Mitchell E. Daniels, Jr., Rexford C. Early, Otto N. Frenzel III, Max L. Gibson, Earl B. Herr, Jr., John R. Hodowal, Ramon L. Humke, Sam H. Jones, Andre
        B. Lacy, L. Ben Lytle, Michael S. Maurer, Andrew J. Paine, Jr., Sallie W. Rowland, Thomas H. Sams

        [ ] Vote for All Nominees

        [ ] Withhold Vote from All Nominees

        [ ] Vote for All Nominees, Except Nominees written below:

        --------------------------------------------------------------------
        Please write name(s) of Nominee(s) from whom vote is withheld)

2. Appoval of an amendment to the Amended Articles of Incorporation to remove the limitation on the issuance of unsecured indebtedness.

        [ ] For         [ ] Against             [ ] Abstain

                              (FOLD HERE - DO NOT TEAR)

This Proxy/Instruction Card when properly executed will be voted in the manner directed by the undersigned shareholder. If not otherwise indicated, this Proxy will be voted FOR the sixteen nominees for Director listed above and FOR the amendment to the Amended Articles of Incorporation and confers discretionary authority to vote on currently unknown matters properly presented to the meeting. This Proxy shall be voted on those matters properly presented in accordance with the best judgment of the named Proxies.

Receipt of the Notice of Annual Meeting and Proxy Statement dated April 15, 1997, and the 1996 Annual Report is hereby acknowledged.


                                              Dated _______________, 1997.

Your signature must be exactly                  ____________________________
as your name appears below.                     (SIGNATURE)
When signing as attorney-in-fact,
executor, administrator, trustee,
guardian or corporate officer,                  ____________________________
please give full title as such.                 (SIGNATURE IF HELD JOINTLY)

Please complete 1997 Proxy at
right.  Then date, sign, detach
it from this form at perforations,
fold it and return immediately in
accompanying postage guaranteed
envelope.


Account ID:

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_______________________________
STREET

_______________________________
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_______________________________
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[at perforation]

(DETACH HERE)